Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Vencore Holding Corp.:

We consent to the use of our report dated December 17, 2014, with respect to the combined balance sheets of the Services and Solutions Group (a division of QinetiQ North America, Inc.) as of March 31, 2014 and 2013, and the related combined statements of operations, changes in divisional net assets (deficit), and cash flows for each of the years in the three-year period ended March 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
McLean, Virginia

June 21, 2017